Exhibit 10.11

Globe House 4 Temple Place London WC2R 2PG United Kingdom
STRICTLY PERSONAL
23 July 2010 Ben Stevens Finance Director British American Tobacco p.l.c. Globe House 4 Temple Place London WC2R 2PG	Tel +44 (0)20 7845 1000 Fax + 44 (0)20 7240 0555 www.bat.com

Dear Ben

With reference to Clause 3.2 of the service contract between British American Tobacco p.l.c. (the “Company”) and you dated 26 March 2008 (the “Service Contract”), I write to confirm formally an expansion of your duties as Finance Director to include the additional responsibilities of Chief Information Officer. This change will take effect from 1 September 2010.

In order to recognise this broadening of your role’s accountability and the scope of the significant additional responsibilities, I am pleased to inform you that your base salary will increase to £720,000 per annum with effect from 1 September 2010 (the “New Base Salary”). All the other existing terms and conditions of the Service Contract remain unchanged.

For the avoidance of doubt, I confirm that the New Base Salary will be used as the basis for any 2010 IEIS award and any 2011 LTIP grant.

I shall be grateful if you will please confirm this variation of the Service Contract by signing the attached duplicate copy of this letter and returning it to me in due course. This letter will be retained by the Company and will be appended to the Service Contract, both documents being subject to the public disclosure requirements from time to time.

I would like to take this opportunity to thank you for your hard work and contribution so far, as we look forward to building on the continued success of the Company over the coming months ahead.

Yours sincerely

For and on behalf of British American Tobacco p.l.c.

/s/ Richard Burrows

Richard Burrows

Chairman

I acknowledge receipt of this letter and accept the terms as detailed above.

Signed:	/s/ Ben Stevens	Dated:	9.1.10

Ben Stevens

British American Tobacco p.l.c Registered in England and Wales no. 3407696

Registered Office: Globe House 4 Temple Place London WC2R 2PG